Exhibit 23.2

By Email Dogness (International) Corporation Tongsha Industrial Estate, East District Dongguan, Guangdong 523217 People’s Republic of China

Campbells LLP

Floor 4, Willow House, Cricket Square

Grand Cayman KY1-9010

Cayman Islands

D +1 345 914 5845

T +1 345 949 2648

E dmagee@campbellslegal.com

campbellslegal.com

Our Ref: DPM/tkj/17011-28996 Your Ref:

3 February 2022	CAYMAN BVI HONG KONG

Dear Sirs

Dogness (International) Corporation (the “Company”)

Consent Letter – Form F-3

We are qualified lawyers of the British Virgin Islands (“BVI”). We act as the BVI counsel to the Company, a Company incorporated under the laws of the British Virgin Islands in connection with the filing on Form F-3 to register up to $250,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours sincerely

Campbells LLP

The Cayman Islands firm known as “Campbells” converted from a firm to a Cayman Islands limited liability partnership known as “Campbells LLP” on 25 February 2021.